Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
XO Holdings, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 and (No. 333-128489, No. 333-135173, 333-147643 and 333-144567) on Form S-3 of XO Holdings, Inc. of our report dated March 16, 2009, with respect to the consolidated balance sheet of XO Holdings, Inc., and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the related financial statement schedule for the two-year period ended December 31, 2008, which appears in the December 31, 2009 annual report on Form 10-K of XO Holdings, Inc.
/s/ KPMG LLP
McLean, Virginia
March 31, 2010